Asian Dragon Group Inc., Closes US$2,000,000 Financing, Another Key Step in Project Luogold.

Asian Dragon Group Inc.

LUOYANG, HENAN PROVINCE, CHINA – (BUSINESS WIRE) – December 19th, 2006 – Asian Dragon Group Inc., (OTCBB: AADG) (Frankfurt: P2J1 WKN: A0KE7Z) is pleased to announce a US$2,000,000 private placement financing of restricted stock at US$5.00 per share. There are no warrants attached and no finder fees were paid.

The financing is another key step in Asian Dragon’s growth as it continues to pursue and acquire exploration and production stage precious metals projects in China.  The strong interest from the investment community in Asian Dragon’s Project Luogold allows Asian Dragon to both seek the acquisition of advanced-stage properties while at the same time continuing to develop the recently acquired Jinjishan and Shizhaigou Gold Mines, both located in China’s Henan Province.

About Asian Dragon

Asian Dragon was established to focus on China’s explosive precious metals reserves and markets and to become one of China’s largest foreign gold and precious metals producers through a series of joint ventures and mine and property acquisitions.

Key relationships in China are enabling Asian Dragon to capture business opportunities as the Chinese Government continues to privatize many of their industries, enabling local and foreign investment to fill the void left by the Government ministries. Asian Dragon takes advantage of an identified niche opportunity in the Gold Mining Industry of China, where the Chinese Government has withdrawn the military from Gold Mining and set up the Gold Bureau to continue Gold Mining on an international scale.

Long standing relationships with the Gold Bureau have provided Asian Dragon with the exclusive opportunity to commence due-diligence on several advanced Chinese Gold Mining Projects in one of the Country’s most well-known and prolific mineral production regions, the Xiaoqinling Region, where hundreds of small and dozens of medium to large mines are actively mining gold and various other precious metals and minerals. Earlier companies which acquired smaller advanced mining projects have since proven out positively and have succeeded in turning themselves into billion dollar market-cap opportunities.  Two recent examples are Hong Kong listed Lingbao Gold Co. and Toronto Stock Exchange listed Silvercorp Metal Inc. both of which have major projects in the Xiaoqinling Region.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Asian Dragon Group Inc.

Richard Tong – Investor Relations

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